January 13, 2025

Richard Markus, M.D., Ph.D.
[ADDRESS]

Dear Richard:

On behalf of Arcus Biosciences, Inc. (“Arcus” or the “Company”), I am pleased to invite you to join the Company in the role of Chief Medical Officer, reporting initially to Terry Rosen, CEO. Once you begin, Terry can provide you with additional information regarding your role and responsibilities. We believe this position creates an extraordinary opportunity to contribute to the success of Arcus, and we look forward to you joining our exceptional team.

Below are details of the compensation and benefits program we offer, as well as other terms of your employment with Arcus. Should you have any questions regarding any part of this offer, or wish to receive additional details, please let us know and we can provide more information for you. Your annual base salary will be $600,000, less payroll deductions and all required tax withholdings, paid twice monthly in the form of 24 pay periods per year.

You will receive a payment of $100,000, less required tax withholding, payable as soon as practical following your start date (the “Sign-On Bonus”). Notwithstanding the foregoing, the Sign-On Bonus will not be earned to any extent as of the date of payment and will only become earned if you remain employed by the Company through the 18-month anniversary of your start date. Should you voluntarily resign from Arcus within eighteen (18) months of your start date, you agree to repay the pro-rated portion of the payment based on the number of whole months you were employed by the Company prior to your resignation, such payment to be made on or within 30 days following your termination of employment. You hereby authorize the Company to deduct up to the amount of any such payment from your final paycheck, provided, that any such deduction shall not reduce your final paycheck beyond minimum wage for the period covered by such paycheck.

You will be eligible to participate in the Company’s 2025 annual bonus program at a rate up to 45% of your annual base salary, prorated for any partial year, if your first day of employment with the Company is on or before September 30th. Bonuses are typically paid in the first quarter following the year in which the bonus was earned.
An important component of your compensation includes the opportunity for ownership in the Company.  To that end, subject to the approval of our Compensation Committee, Arcus will grant you an option to purchase 305,328 shares of the Company’s Common Stock (the “Option”) and 75,193 restricted stock units (RSUs). The Option will have an exercise price equal to the fair market value as of the effective date of grant (typically the 8th or the 23rd of a month after your start date), with 1/48th of the Option vesting each month.  The RSUs will vest over four years, with one-quarter (1/4) of the RSUs vesting annually. Vesting of the Option and RSUs will continue until they are fully vested or you are no longer a service provider to the Company, whichever occurs first. The Option and RSUs will be subject to the terms and conditions of the equity plan pursuant to which they are granted and the equity award agreement issued thereunder. The Option and RSUs represent a material inducement for you to accept this offer of employment with the Company.
        Arcus Biosciences, Inc.; 3928 Point Eden Way, Hayward, CA 94545

You will be eligible for the Company’s Severance Benefits Plan on the terms therein. Arcus further provides all eligible employees with a comprehensive benefits program, including but not limited to medical, dental, vision, life insurance, and long-term disability. Your medical, dental and vision benefits will be effective the first of the month following your date of hire. If your hire date is the first of the month, your medical benefits will be effective that day. You will have the opportunity to participate in these benefits for you and your eligible dependents, if you choose to enroll them. In addition, we will provide a comprehensive matching 401(k) program, Employee Stock Purchase Plan, and Health Care and Dependent Care Flexible Spending Accounts. Arcus also provides time-off benefits, including designated Company holidays, three weeks of vacation accrued throughout the year, two personal holidays and sick leave pursuant to Company policy. The Company may change its organization, compensation, and its benefits from time to time in its discretion. There is a formal performance review period once a year.

Your start date will be as soon as practical, as agreed between us as part of your acceptance of this offer, on or around January 31, 2025.

As a condition of your employment, you will be required to abide by the Company’s policies and procedures. You also agree to read, sign and comply with the Company’s Proprietary Information and Inventions Agreement.

In your work for the Company, you will be expected to not make any unauthorized use of, or disclose, the confidential information or materials, including trade secrets, of any former employer or other third party to whom you owe an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which information is common knowledge in the industry or otherwise legally available in the public domain, or which is otherwise provided or developed by the Company. By accepting employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph. You represent further that you have disclosed to the Company any contract you have signed which may restrict your activities on behalf of the Company in any manner.

This offer is contingent upon our verification of your employment history, education credentials, and successful completion of a background check. Any intentional misrepresentation concerning these items may result in actions up to and including revocation of this offer or termination of your employment at Arcus.

Your employment relationship is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. This letter will reflect the final, total and complete agreement between you and the Company regarding how your employment may be terminated. Only the CEO and President of the Company have the authority to change the “at-will” nature of your employment, which also is only binding if done in writing.

You and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, you will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to this offer letter; your employment with the Company (including all statutory claims); or the termination of your employment with the Company (including all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING. The Arbitrator will have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration and to determine any procedural questions that grow out of such disputes, claims or causes of action. All claims, disputes, or causes of action under this section, whether by you or the Company, must be brought solely in an individual capacity, and will not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this paragraph are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class will proceed in a court of law rather than by arbitration. Any arbitration proceeding under this paragraph will be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The Arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company will pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. This section will not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid. Nothing in this section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.
This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your agreement with the Company with respect to the subject matter hereof. The terms of this letter supersede any other representations or agreements made to you by any party, whether oral or written. This agreement is to be governed by the laws of the state of California without reference to its conflicts of law principles. Should any provision contained in this agreement, for any reason, be held invalid or unenforceable in any respect, this invalidity or unenforceability will not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. Regarding the enforcement of this agreement, no waiver of any right hereunder will be effective unless it is in writing. This agreement may be executed in more than one counterpart, and signatures transmitted electronically will be deemed equivalent to originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

If you wish to accept employment at the Company under the terms described above, please sign and date this letter and the Proprietary Information and Inventions Agreement and return them to me by January 15, 2025. Please note this offer, if not accepted by you, will expire on January 15, 2025.

Arcus is an ambitious undertaking, and we fully expect our company to become a force in the discovery, development and commercialization of novel therapies for the treatment of cancer. To this end, we are assembling a team of uniquely qualified individuals with extraordinary knowledge, skills and drive. We look forward to your acceptance and to a productive and enjoyable working relationship.

Sincerely,

/s/ Terry Rosen, Ph.D.
Terry Rosen, Ph.D.
CEO

Understood and Accepted:

/s/ Richard Markus, M.D., Ph.D.        1/13/2025
Richard Markus, M.D., Ph.D.                Date

Exhibit A – Employee Proprietary Information & Inventions Agreement